[ERNST & YOUNG LLP LETTERHEAD]                                 EXHIBIT 16.1

August 20, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated August 20, 2004, of Marine Products Corporation and are in agreement with the statements contained in the second, third, and fourth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP